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                                                                   EXHIBIT 10.13



                          PRIVILEGEONE NETWORKS, L.L.C.

                               OPERATING AGREEMENT

         THIS OPERATING AGREEMENT (this "Agreement") is entered into as of the 2nd day of February, 2000, by and among the parties identified on the signature pages hereto.

                              EXPLANATORY STATEMENT

         WHEREAS, PrivilegeOne Networks, L.L.C. (the "Company") was formed under the laws of the State of Delaware on February 2, 2000;

         WHEREAS, PrivilegeONE Networks, Inc., a Delaware corporation (the "Corporation"), has transferred and assigned to the Company all of its business and assets and the Company has assumed all of the liabilities of the Corporation;

         WHEREAS, the Corporation has assigned to the entities identified on Exhibit A hereto the right to receive the membership Interests indicated by the Percentages on such exhibit (which interests have been assigned in accordance with the respective ownership interests such entities had in the Corporation); and

         WHEREAS, the parties hereto wish to confirm the admission, which for all purposes shall be deemed effective as of February 2, 2000, of the parties identified on Schedule A as members of the Company.

         NOW, THEREFORE, for good and valuable consideration, the parties, intending legally to be bound, agree as follows:

                                   SECTION I

                                  DEFINED TERMS

         The following capitalized terms shall have the meanings specified in this Section I. Other terms are defined in the text of this Agreement and, throughout this Agreement, those terms shall have the meanings respectively ascribed to them.

         "Act" means the Delaware Limited Liability Company Act, 6 Del. Codess.18-101 ET SEQ. as amended from time to time.

         "Adjusted Capital Account Deficit" means, with respect to any Interest Holder, the deficit balance, if any, in the Interest Holder's Capital Account as of the end of the applicable taxable year, after giving effect to the following adjustments:


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                  (i) the deficit shall be decreased by the amounts which the
Interest Holder is obligated to restore under Section 4.4.2, or is deemed obligated to restore under Regulation Section 1.704-2(g)(2) and (i)(5); and

                  (ii) the deficit shall be increased by the terms described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

         "Adjusted Capital Contribution" means, as of any day, an Interest Holder's total Capital Contributions less all amounts actually distributed to the Interest Holder under Sections 4.1, 4.2 and 7.2. hereof. The amount of any such distribution shall be decreased by the amount of Company liabilities assumed by the Interest Holder or secured by any Company property distributed to the Interest Holder. If any Interest is transferred in accordance with the terms of this Agreement, the transferee succeeds to the Adjusted Capital Contributions of the transferor to the extent the Adjusted Capital Contributions relate to the Interest transferred.

         "Affiliate" means, with respect to any Person (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the voting interests of such Person,
(ii) each Person that controls, is controlled by or is under common control with each Person or any Affiliate of such Person, (iii) each of such Person's officers, directors, joint venturers, members and partners, or (iv) such Person's spouse, children, siblings and parents. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting interests, by contract or otherwise.

         "Agreement" means this Operating Agreement," as amended from time to time.

         "Board of Directors" means the board of directors of the Company as established pursuant to Section 5.1 of this Agreement.

         "Capital Account" means the account to be maintained by the Company for each Interest Holder in accordance with the following provisions:

                  (i) an Interest Holder's Capital Account is credited with the Interest Holder's Capital Contributions, the amount of any Company liabilities assumed by the Interest Holder (or which are secured by Company property distributed to the Interest Holder), the Interest Holder's allocable share of Profits and any item of income or gain specifically allocated to the Interest Holder under the provisions of Section IV; and

                  (ii) an Interest Holder's Capital Account is debited with the amount of money and the fair market value of any Company property distributed to the Interest Holder, the amount of any liabilities of the Interest Holder assumed by the Company (or which are secured by property contributed by the Interest Holder to the Company), the Interest Holder's allocable share of Losses and any item of expense or loss specially allocated to the Interest Holder under the provisions of Section IV.




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         If any interest is transferred under this Agreement, the transferee succeeds to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred interest. It is intended that the Capital Accounts of all Interest Holders be maintained in compliance with the provisions of Regulation Section 1.704-1(b), and all provisions of this Agreement relating to the maintenance of Capital Accounts are to be interpreted and applied in a manner consistent with that Regulation.

         "Capital Contribution" means the total amount of cash and the fair market value of any other assets contributed (or deemed contributed under Regulation Section 1.704-1(b)(2)(iv)(d)) to the Company by an Interest Holder, net of liabilities assumed or to which the assets are subject.

         "Capital Proceeds" means the gross receipts received by the Company from a Capital Transaction.

         "Capital Transaction" means any transaction not in the ordinary course of business which results in the Company's receipt of cash or other consideration other than Capital Contributions, including, without limitation, proceeds of sales or exchanges or other dispositions of property not in the ordinary course of business, financings, refinancings, condemnations, and insurance proceeds for the destruction of assets used in the trade or business of the Company.

         "Cash Flow" means all cash funds derived from operations of the Company (including interest received on reserves), less cash funds to pay current operating expenses and to pay or establish reasonable reserves for future expenses, debt payments, capital improvements, contingencies, and replacements as determined by the Board of Directors. Cash Flow does not include Capital Proceeds but is increased by the reduction of any reserve previously established. Cash Flow is not reduced by noncash charges, including without limitation, depreciation and amortization.

         "Code" means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

         "Company" means, the limited liability company formed in accordance with this Agreement.

         "GAAP" means generally accepted accounting principles.

         "Interest" means an Interest Holder's share of the Profits and Losses of, and the right to receive distributions from, the Company.

         "Interest Holder" means any Person who holds an Interest, whether as a Member or an unadmitted assignee of a Member.

         "Interest Holder Minimum Gain" means an amount, with respect to each Interest Holder Nonrecourse Liability, equal to the Minimum Gain that would result if such Interest Holder Nonrecourse Liability were treated as a




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Nonrecourse Liability, determined in accordance with the provisions of
Regulation Section 1.704-2(i)(3).

         "Interest Holder Nonrecourse Deduction" means for any fiscal year, the net increase during the year in Interest Holder Minimum Gain attributable to the Interest Holder Nonrecourse Liability reduced, but not below zero, by proceeds of the liability (i) distributed during the year to the Interest Holder bearing the economic risk of loss for the liability and (ii) that are both attributable to the liability and allocable to an increase in the Interest Holder Minimum Gain.

         "Interest Holder Nonrecourse Liability" means any Company liability to the extent the liability is nonrecourse (under Code Section 1001), and an Interest Holder or person or entity related to an Interest Holder (under Regulation Section 1.752-4(b)) bears the economic risk of loss, determined in accordance with Regulation Section 1.704-2(b)(4).

         "Member" means each Person signing this Agreement and any Person who subsequently is admitted as a Member of the Company and agrees to be bound by the terms of this Agreement.

         "Membership Rights" means all of the rights of a Member in the Company, including a Member's (i) Interest, (ii) right to inspect the Company's books and records; and (iii) right to participate in the management of and vote on matters relating to the Company, to the extent such rights exist.

         "Minimum Gain" has the meaning set forth in Regulation Section 1.704-2(b)(2) and 1.704-2(d). Minimum Gain shall be computed separately for each Interest Holder in a manner consistent with the Regulations under Code Section 704(b).

         "Negative Capital Account" means a Capital Account with a balance of less than zero.

         "Net Capital Proceeds" means the net cash proceeds received by the Company from a Capital Transaction, less any portion thereof used to establish reserves for Company expenses, obligations, and contingencies as determined by the Board of Directors. Net Capital Proceeds shall include all principal and interest payments on any debt obligation received by the Company in any Capital Transaction.

         "Nonrecourse Deductions" has the meaning set forth in Regulation
Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for a taxable year of the Company equals the net increase, if any, in the amount of Minimum Gain during that taxable year, reduced, but not below zero, by the aggregate distributions made during such year of the proceeds of a Nonrecourse Liability that are allocable to an increase in Minimum Gain, determined in accordance with Regulation Section 1.704-2(c).

         "Nonrecourse Liability" means any liability of the Company with respect to which no Interest Holder or person or entity related to an Interest Holder has personal liability determined in accordance with Code Section 752 and the Regulations promulgated thereunder.





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         "Percentage" means, as to a Member, the percentage set forth after the
Member's name on Exhibit A, as amended from time to time, and as to an Interest Holder who is not a Member, the Percentage of the Member whose Interest has been acquired by such Interest Holder, to the extent the Interest Holder has succeeded to that Member's Interest.

         "Person" means and includes any individual, corporation. partnership, association, limited liability company, trust, estate or other entity.

         "Positive Capital Account" means a Capital Account with a balance greater than zero.

         "Profits" and "Losses" means, for each taxable year of the Company (or other period for which Profits or Losses must be computed) the Company's taxable income or loss determined in accordance with Code Section 703(a), with the following adjustments:

                  (i) all items of income, gain, loss, deduction, or credit required to be stated separately under Code Section 703(a)(1) are included in computing taxable income or loss; and

                  (ii) any tax-exempt income of the Company, not otherwise taken into account in computing Profits or Losses, is included in computing taxable income or loss, and

                  (iii) any expenditures of the Company described in Code
Section 705(a)(2)(B) (or treated as such under Regulation Section
1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses, are subtracted from taxable income or loss; and

                  (iv) gain or loss resulting from any taxable disposition of Company property is computed by reference to the adjusted book value of the property disposed of determined in accordance with Regulation Section 1.704-1(b)(2)(iv)(d) through (h), notwithstanding the fact that the adjusted book value differs from the adjusted basis of the property for federal income tax purposes; and

                  (v) in lieu of the depreciation, amortization or cost recovery deductions allowable in computing taxable income or loss, there is taken into account the depreciation computed based upon the adjusted book value of the asset; and

                  (vi) notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 4.4 hereof are not taken into account in computing Profits or Losses.

         "Promissory Note" means the promissory note dated January 27, 2000 issued to Calton, Inc. by the Corporation in the original principal amount of $1,500,000, the obligations under which have been assumed by the Company, or any extension thereof as may be agreed by the parties to the Promissory Note and this Agreement.

         "Regulations" means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

         "Representative" means each then current Board of Directors representative.



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         "Secretary of State" means the Office of the Delaware Secretary of
State.

         "Statutory Event" means, with respect to any Member, the occurrence of any event specified in Section 18-304 of the Act.

         "Transfer" means, when used as a noun, any voluntary sale, assignment, attachment, or other relinquishment and, when used as a verb, means, voluntarily to sell, assign, or otherwise relinquish. A pledge, hypothecation, or grant of a security interest, lien or other encumbrance or the voluntary act of doing any of the foregoing does not constitute a Transfer.

                                   SECTION II

                    FORMATION AND NAME; OFFICE; PURPOSE; TERM

         2.1. ORGANIZATION. The Company has been organized as a limited liability company pursuant to the Act and the provisions of this Agreement. The Certificate of Formation, in the form attached as Exhibit B, has been executed and filed for record with the Secretary of State.

         2.2. NAME OF THE COMPANY. The name of the Company shall be "PrivilegeOne Networks, L.L.C.". The Company may do business under that name and under any other name or names the Board of Directors selects. If the Company does business under a name other than that set forth in its certificate of formation, then the Company shall file a certificate or registration of alternate name as required by the Act.

         2.3. PURPOSE. The Company is organized to develop customer loyalty programs through the use of co-branded credit cards and for such other lawful purposes for which limited liability companies may be formed under the Act, and to do any and all things necessary, convenient, or incidental to that purpose.

         2.4. TERM. The Company commenced its existence upon the filing of the Certificate of Formation with the Secretary of State and shall continue its existence in perpetuity unless its existence is terminated earlier pursuant to
Section VII of this Agreement.

         2.5. REGISTERED OFFICE. The registered office of the Company in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801, or at any other place within the State of Delaware which the Board of Directors selects, or at such other location as the registered agent shall determine in compliance with the Act.

         2.6. REGISTERED AGENT. The name and address of the Company's registered agent in the State of Delaware shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19081.

         2.7. MEMBERS. The name, present mailing address, taxpayer identification number, and Percentage of each Member is set forth on Exhibit A.



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                                  SECTION III

                       MEMBERS; CAPITAL; CAPITAL ACCOUNTS

         3.1. INITIAL CAPITAL CONTRIBUTIONS. The Members hereby acknowledge that the Corporation made a contribution of its business and assets, which had an agreed value of $92,377.46 as of February 2, 2000, to the Company and that the Members have succeeded to the Percentages and the Capital Contributions set forth opposite their names and addresses on Exhibit A hereto.

         3.2. ADDITIONAL CAPITAL CONTRIBUTION. No Member shall be required to contribute any additional capital to the Company, and no Member shall have any personal liability for any obligation of the Company.

         3.3. NO INTEREST ON CAPITAL CONTRIBUTIONS. Interest Holders shall not be paid interest on their Capital Contributions.

         3.4. RETURN OF CAPITAL CONTRIBUTIONS. Except as otherwise provided in this Agreement, no Interest Holder shall have the right to receive the return of any Capital Contribution or any Capital Account balance.

         3.5. FORM OF DISTRIBUTION. If an Interest Holder is entitled to receive a return of a Capital Contribution or any other distribution, the Company, at the discretion of the Board of Directors, may distribute cash, notes, property or a combination thereof to the Interest Holder.

         3.6. CAPITAL ACCOUNTS. A separate Capital Account shall be maintained for each Interest Holder, in accordance with Code Section 704(b) and Regulation
Section 1.704-1(b).

         3.7. CERTAIN ADJUSTMENTS. Capital Accounts will be adjusted to reflect the fair market value of the existing Interest Holders' Capital Accounts upon
(i) the admission of a new Interest Holder, (ii) the making of any additional Capital Contributions by an Interest Holder, (iii) the distribution to an Interest Holder by the Company of Property other than money unless all Interest Holders receive an individual interest in the distributed property in accordance with their interest in the Company or (iv) the termination of the Company for federal income tax purposes.

         3.8. LOAN TO COMPANY. The parties hereto acknowledge and agree that Calton, Inc. agreed to make advances to the Corporation under the Promissory Note pursuant to, and subject to the terms set forth in, Section 5.2 of the Stock Acquisition Agreement dated as of January 27, 2000 among Taytrowe Van Fechtmann World Companies, Inc., the Corporation, Steven R. Tetreault, Thomas E. Van Fechtmann, Thomas C. Corley and Calton, Inc. (the "Stock Acquisition Agreement"). The parties hereto agree that the Company shall inure to the rights of and hereby assumes the repayment obligations of the Corporation under Section
5.2 of the Stock Acquisition Agreement and that any advances under the Promissory Note shall hereinafter be made to the Company.



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                                   SECTION IV

                         PROFIT, LOSS, AND DISTRIBUTIONS

         4.1. DISTRIBUTION OF CASH FLOW.

                  4.1.1. Except as provided for in paragraph 4.1.2, there shall be no distribution of Cash Flow until after the Promissory Note has been paid in full.

                  4.1.2. If and to the extent that the Company is earning income which will result in a Member being subject to income tax for income not distributed by the Company but deemed to have been received by a Member for federal or state tax purposes, a minimum distribution shall be made to the Member in such amount and at such time as shall be sufficient to enable the Member to meet the income tax liability arising or incurred as a result of participation in the Company. Such minimum tax distributions shall be made on a timely basis, in no event later than seventy-five (75) days after the end of the Company's taxable year and, for quarterly, estimated tax payments of Members, at least five (5) business days prior to each such estimated tax due date. For purposes of this paragraph, each Member shall be responsible for communicating to the Tax Matters Partner no later than sixty (60) days after the termination of each quarter, the amount of the increase in such Member's tax liability resulting from the imputation of income from the Company to the Member for the relevant period. The Company agrees to provide to each Member information pertaining to the Company necessary for the Member to compute such potential tax liability.

                  4.1.3. After the Promissory Note has been paid in full, the Company shall distribute to its Members, within 120 days after the end of each fiscal year, an amount equal to sixty-five percent (65%) of its net income earned during the prior year, after taxes, as determined in accordance with GAAP.

                  4.1.4. Subject to the provisions of Section 4.1.2 and 4.1.3, Cash Flow shall be distributed to the Interest Holders, at such times and in such amounts as the Board of Directors shall determine and consistent with this Agreement, as follows: (i) until their remaining Adjusted Capital Contributions have been paid in full, in proportion to their Adjusted Capital Contributions, and (ii) from and after payment in full of all remaining Adjusted Capital Contributions, in proportion to their respective Percentages.

         4.2. DISTRIBUTION OF CAPITAL PROCEEDS. Net Capital Proceeds shall be distributed and applied by the Company in the following order and priority:

                  4.2.1. to the payment of debts and liabilities of the Company then due and outstanding (including all debts due to any Interest Holder); then

                  4.2.2. the balance shall be distributed as follows:

                           4.2.2.1. to the Interest Holders in proportion to
their Adjusted Capital Contributions, until their remaining Adjusted Capital Contributions have been paid in full;

                           4.2.2.2. the balance, to the Interest Holders in
accordance with their respective Percentages.




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         4.3. ALLOCATION OF PROFITS AND LOSSES.

                  4.3.1. PROFITS. After giving effect to the special allocations set forth in Section 4.4., Profits shall be allocated to the Interest Holders as follows:

                           4.3.1.1. first, profits from Capital Transactions
will be allocated to those Interest Holders with Negative Capital Accounts in proportion to the ratio of their Negative Capital Account balances to the total of the Negative Capital Account balances until no Interest Holder has a Negative Capital Account Balance;

                           4.3.1.2. second, profits from Capital Transactions to
those Interest Holders whose Adjusted Capital Contributions are in excess of their Capital Accounts in accordance with the ratio of these excesses until all excesses have been eliminated to cause each Interest Holder's Capital Account balance to be in proportion to the Interest Holder's then respective Percentage;

                           4.3.1.3. third, all other profits among the Interest
Holders in proportion to their then respective Percentages.

                  4.3.2. LOSSES. After giving effect to the special allocations set forth in Section 4.4, Losses shall be allocated to the Interest Holders as follows:

                           4.3.2.1. first, to each Interest Holder with a
Positive Capital Account balance in proportion to each such Interest Holder's Positive Capital Account balance until no Interest Holder has a Positive Capital Account balance;

                           4.3.2.2. second, among the Interest Holders in
proportion to their respective Percentages.

                  4.3.3. RULES OF CONSTRUCTION. If there is insufficient profit or loss to allocate to the Interest Holders pursuant to any subsection of 4.3.1 or 4.3.2 to cause each Interest Holder's Capital Account balance to equal the entire Capital Account balance described in such subsection with respect to such Interest Holder, the Profit or Loss available to be allocated among the Interest Holders pursuant to said subsection shall be allocated in proportion to the amounts thereof that would have been allocated to each Interest Holder pursuant to such subsection if there had been sufficient amounts thereof to fully satisfy the requirements of such subsection with respect to every Interest Holder.

         4.4. REGULATORY ALLOCATIONS.

                  4.4.1. MINIMUM GAIN CHARGEBACK. Except as set forth in Regulation Section 1.704-2(f), if, during any taxable year, there is a net decrease in Minimum Gain, each Interest Holder, prior to any other allocation under this Section 4.4., shall be specially allocated items of gross income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to that Interest Holder's share of the net decrease of Minimum Gain, computed in accordance with Regulation Section 1.704-2(g). Allocations of gross income and gain under this Section 4.4.1 shall be made first from gain recognized from the disposition of Company assets subject to Nonrecourse Liabilities, to the extent of the Minimum Gain attributable to those assets, and thereafter, from a pro-rata portion of the Company's other items of income and



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gain for the taxable year. It is the intent of the parties that any allocation under this Section 4.4.1 shall constitute a "minimum gain chargeback" under Regulation Section 1.704-2(f).

                  4.4.2. INTEREST HOLDER MINIMUM GAIN CHARGEBACK. Except as otherwise provided in Regulation Section 1.704-2(i)(4), if, during any taxable year, there is a net decrease in Interest Holder Minimum Gain attributable to an Interest Holder Nonrecourse Liability during any taxable year, each Interest Holder who has a share of the Interest Holder Minimum Gain attributable to such Interest Holder Nonrecourse Liability shall be specially allocated items of gross income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to that Interest Holder's share of the net decrease in the Interest Holder Minimum Gain. This allocation shall be made after the allocation under Section 4.4.1, and prior to any other allocation under this Section 4.4. Allocations of gross income and gain under this Section
4.4.2 shall be made first from gain recognized from the disposition of the Company assets subject to Interest Holder Nonrecourse Liabilities to the extent of Interest Holder Minimum Gain attributable to those assets, and thereafter, from a pro-rata portion of the Company's other items of income and gain for the taxable year. It is the intent of the parties that any allocation under this
Section 4.4.2 shall constitute a "minimum gain chargeback" under Regulation
Section 1.704-2(i).

                  4.4.3. QUALIFIED INCOME OFFSET. If any Interest Holder unexpectedly receives any adjustments, allocations, or distributions described in Regulation Section 1.704-1 (b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5),
or Section 1.704-1(b)(2)(ii)(d)(6), items of gross income and gain shall be specially allocated to each such Interest Holder in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Interest Holder as quickly as possible. An allocation under this Section 4.4.3 shall be made only if and to the extent that such Interest Holder would have an Adjusted Capital Account Deficit after all other allocations provided for under this Section 4.4 have been tentatively made as if this Section 4.4.3 were not in the Agreement.

                  4.4.4. NONRECOURSE DEDUCTIONS. Nonrecourse Deductions for a taxable year or other period shall be specifically allocated among the Interest Holders in accordance with their respective Percentages.

                  4.4.5. INTEREST HOLDER NONRECOURSE DEDUCTIONS. Any Interest Holder Nonrecourse Deduction for any taxable year or other period shall be specially allocated to the Interest Holder who bears the risk of loss with respect to the Interest Holder Nonrecourse Liability to which the Interest Holder Nonrecourse Deduction is attributable, as determined in accordance with Regulation Section 1.704-2(b).

                  4.4.6. CODE SECTION 754 ADJUSTMENT. To the extent an adjustment to the tax basis of any Company asset under Code Section 734(b) or Code Section 743(b) is required, under Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of the adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment



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decreases basis), and the gain or loss shall be specially allocated to the
Interest Holders in a manner consistent with the manner in which their Capital Accounts are required to be adjusted under that Section of the Regulations.

                  4.4.7. CONTRIBUTED PROPERTY AND BOOK-UPS. In accordance with Code Section 704(c) and the Regulations thereunder, as well as Regulation
Section 1.704-1(b)(2)(iv)(d)(3), income, gain, loss, and deduction with respect to any property contributed (or deemed contributed) to the Company shall, solely for tax purposes, be allocated among the Interest Holders so as to take account of any variation between the adjusted basis of the property to the Company for federal income tax purposes and its fair market value at the date of contribution (or deemed contribution). If the adjusted book value of any Company asset is adjusted as provided herein, subsequent allocations of income, gain, loss, and deduction with respect to the asset shall take account of any variation between the adjusted basis of the asset for federal income tax purposes and its adjusted book value in the manner required under Code Section 704(c) and the Regulations thereunder. Allocations under this Section 4.4.7 are solely for the purpose of federal, state, and local taxes, and shall not be taken into account in determining any Interest Holder's Capital Account and allocable share of Profits and Losses.

                  4.4.8. WITHHOLDING. All amounts required to be withheld under Code Section 1446 or any other provision of federal, state or local law shall be treated as amounts actually distributed to the affected Interest Holders for all purposes under this Agreement.

         4.5. LIQUIDATION AND DISSOLUTION.

                  4.5.1. If the Company is liquidated, the assets of the Company shall be distributed in accordance with Section 7.2.

                  4.5.2. No Interest Holder shall be obligated to restore a Negative Capital Account.

         4.6. GENERAL.

                  4.6.1. Except as otherwise provided in this Agreement, the timing and amount of all distributions shall be determined by the Board of Directors.

                  4.6.2. If any assets of the Company are distributed in kind to the Interest Holders, those assets shall be valued at their fair market value, and any Interest Holder entitled to any interest in those assets shall receive that interest as a tenant-in-common with all other Interest Holders so entitled. Unless the Board of Directors otherwise agrees, the fair market value of the assets shall be determined by an independent appraiser who shall be selected by the Board of Directors. The Profit or Loss for each unsold asset shall be determined as if the asset had been sold at its fair market value, and the Profit or Loss shall be allocated as provided in Section 4.3 and shall be properly credited or charged to the Capital Accounts of the Interest Holders prior to the distribution of the assets.

                  4.6.3. All Profits and Losses shall be allocated and all distributions shall be made to the Persons shown on the records of the Company to have been Interest Holders as of the last day of the taxable year for which the allocation or distribution is to be made. Notwithstanding the foregoing, unless the Company's taxable year is otherwise separated into two or more short




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years, if there is a Transfer during the taxable year, the Profits and Losses shall be allocated between the original Interest Holder and the successor on the basis of the number of days each was an Interest Holder during the taxable year.

                  4.6.4. The Board of Directors is hereby authorized, upon the advice of the Company's tax counsel, to amend this Section IV to comply with the Code and the Regulations promulgated under Code Section 704(b); provided, however, that no amendment shall materially affect distributions to an Interest Holder without the Interest Holder's prior written consent.

                                   SECTION V

                     MANAGEMENT; RIGHTS, POWERS, AND DUTIES

         5.1. MANAGEMENT.

                  5.1.1. BOARD OF DIRECTORS. Subject to the Act or this Agreement, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed by, the Board of Directors who shall be responsible for the management and operations of the Company and shall have all powers necessary to manage and control the Company, to conduct its business, and to implement any decision of the Members adopted pursuant to this Agreement. The initial Board of Directors shall consist of three (3) Representatives. The number of Representatives constituting the Board of Directors may be increased or decreased from time to time by unanimous approval of the Members. Representatives shall be elected by the Members as provided in Section 5.1.2. and each Representative so elected shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal. Any Representative may resign at any time upon notice to the Company or may be removed with or without cause, as provided in Section 5.1.2. Any vacancy occurring in the Board of Directors shall be filled as provided in Section 5.1.2. A Representative need not be an employee of a Member or a resident of the State of Delaware.

                  5.1.2. ELECTION AND REMOVAL OF REPRESENTATIVES. Representatives shall be elected by Members by a plurality vote (based upon Percentages voted by Members) at the annual meeting of Members to be held each year pursuant to Section 5.2.1; provided, however, that (i) until the later of the payment in full of the Promissory Note and December 31, 2004 (the "Control Termination Date"), Calton, Inc. shall have the right to nominate for election a majority of the Representatives, and (ii) after the Control Termination Date, Calton, Inc. shall have the right to nominate a number of Representatives in proportion to its Percentage.All of the Members hereby agree to vote in favor of the election of the Calton, Inc. nominees as Representatives. Calton, Inc. agrees that the other Members of the Company (the "Non-Calton Members") shall collectively have the right to nominate the remaining Representatives in each election of Representatives and agrees that it shall vote in favor of the election of such nominees. Representatives who are nominees of Calton, Inc. may be removed only by Calton, Inc. Representatives who are nominees of the

Non-Calton Members may be removed only by a vote of the Non-Calton Members holding a majority of the Percentages held by the Non-Calton Members. Any vacancy in the Board of Directors shall be filled by the Member(s) who nominated the Representative whose absence has caused the vacancy.

                  5.1.3. REGULAR MEETINGS. Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware (but within the contiguous United States) and at such times as the Board of Directors may from time to time determine, and if so determined, notices thereof need not be given. Any Representative shall have the right to appoint any person to act on his or her behalf and in his or her place at any regular meetings of the Board of Directors which he or she is unable to attend.

                  5.1.4. SPECIAL MEETINGS. Special meetings of the Board of Directors may be held at any time, whenever called by the Board of Directors or requested by at least two Representatives, at such place or places within or without the State of Delaware (but within the contiguous United States) as may be stated in the notice of the meeting. Notice of the time and place of a special meeting must be given by the Board of Directors at least 10 days before the special meeting. The attendance of a Representative at any meeting shall constitutes a waiver of notice of such meeting, except where a Representative attends a meeting for the sole purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting. Any Representative shall have the right to appoint any person to act on his or her behalf and in his or her place at any special meetings of the Board of Directors which he or she is unable to attend.

                  5.1.5. MEETINGS BY TELEPHONE CONFERENCE. Unless otherwise restricted by this Agreement or the Act, Representatives may participate in a meeting of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this
Section 5.1.5. shall constitute presence in person at such meeting.

                  5.1.6. QUORUM; VOTE REQUIRED FOR ACTION. Except as may be otherwise specifically provided by law or this Agreement, at all meetings of the Board of Directors the presence of two thirds of the Representatives constituting the entire Board of Directors shall constitute a quorum for the transaction of business; provided, however, in order for a quorum to exist, at least one Representative that has been nominated for election by Calton, Inc. and one Representative nominated for election by the Non-Calton Members shall be present. The vote of at least a majority of the Representatives who are present at any meeting of the Board of Directors at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the Representatives present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

                  5.1.7. SECRETARY OF MEETINGS. The Board of Directors may appoint any person to act as secretary of a Board of Directors meeting.

                  5.1.8. ACTIONS OF THE BOARD BY CONSENT IN LIEU OF MEETING. Unless otherwise restricted by this Agreement or the Act, any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all of the Representatives consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors.

                  5.1.9. NO REPRESENTATIVE COMPENSATION. Representatives who are also employees of the Company or of any Member shall not receive compensation for their services hereunder.

                  5.1.10. POWERS OF MEMBERS. Without limiting the generality of
Section 5.1.1., the unanimous approval of the Members shall be required before any of the following acts involving the Company may be taken:

                  (a) any determination to call for any additional Capital
                      Contribution, or any authorization, issuance or creation of, or increase of any Membership Rights or other interests in the Company;

                  (b) admitting any additional Member;

                  (c) transferring all or substantially all of the assets of the
                      Company;

                  (d) any merger, consolidation or other business combination with respect to the Company or the liquidation or dissolution of the Company or the adoption of any plan with respect to any such liquidation or dissolution;

                  (e) the Company making an assignment for the benefit of
                      creditors, filing a voluntary petition in bankruptcy, filing a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, or seeking, consenting to or acquiescing in the appointment by a court of a trustee, receiver or liquidator of the Company or all or any substantial part of its assets;

                  (f) submitting any application for the entry of a decree of judicial dissolution of the Company under the Act;

                  (g) exercising any purchase option pursuant to Section
                      6.1.4.3.;

                  (h) indemnifying any employee, agent or any other Person,
                      except as specifically provided herein;

                  (i) entering into, amending, modifying or terminating a
                      contract with a term in excess of one year or involving aggregate consideration (including assumed actual and contingent liabilities) or receipts, or delivery or receipt of goods or services having a value, in excess of U.S. $25,000 over the term of such agreement, except as such acts are in the ordinary course of the Company's business;

                  (j) entering into, amending, modifying or terminating any
                      contract to acquire or transfer any asset, the fair market value or aggregate consideration (including assumed actual and contingent liabilities) of which exceeds U.S. $25,000, except as such acts are in the ordinary course of the Company's business;

                  (k) filing any claim or lawsuit against any person or entity where the amount claimed is greater than U.S. $10,000, or
                      (ii) settling any claim or lawsuit where the fair market value of the settlement amount is greater than U.S. $10,000;

                  (l) borrowing any principal amount in excess of U.S. $10,000, incurring any contingent liability whatsoever in excess of U.S. $10,000, lending or guarantying any third party indebtedness, it being understood that such limitation shall not be a limitation on the amount or type of trade payables that may be incurred in the ordinary course of business consistent in all respects with past practices by the Company;

                  (m) executing or otherwise entering into, or amending,
                      modifying or terminating, any employment contract, or the hiring or firing of any highly compensated person (defined herein as a person whose annual base salary is U.S. $80,000 or more) with or without cause;

                  (n) approving of the Company's annual operating budget, and any material deviations therefrom, including setting or amending the compensation level of any officer or other similarly compensated person to the extent that any such compensation level is not in accordance with the Executive Incentive Pay Schedule developed by the Company and annexed hereto as Exhibit D;

                  (o) incurring any lien on any assets of the Company, other than purchase money liens on items the purchase of which is not otherwise subject to approval hereunder;

                  (p) executing or otherwise entering into, or amending,
                      modifying or terminating any contract with an officer, employee or Representative of the Company or a Member, an Affiliate of a Member or a person related by blood or marriage to an officer, employee or Representative of the Company or a Member involving aggregate consideration (including assumed actual and contingent liabilities) or fair market value or actual or contingent liability in excess of U.S. $10,000;

                  (q) approving of Member loans to or from the Company;

                  (r) amendment of this Agreement;

                  (s) the appointment or removal of any officer;

                  (t) amending the Company's certificate of formation;

                  (u) the adoption or modification of financial accounting
                      methods or principles (except those required by changes in accounting industry standards or approved as consistent with GAAP as applied by such accounting firm), or any decision not to audit the financial statements of the Company; or

                  (v) any material change in the business of the Company.

         Notwithstanding anything to the contrary set forth above, this Section
5.1.2. shall terminate with respect to paragraphs b, h, i, j , k, m and s after such time as all amounts outstanding under the Promissory Note are repaid in full and such Promissory Note is terminated. In addition, nothing contained herein shall be deemed to require the approval of Calton, Inc. as a Member to repay and/or terminate the Promissory Note.

                  5.1.11. OFFICERS.

                           5.1.11.1. The Board of Directors may, from time to
time, employ or retain Persons as may be necessary or appropriate for the conduct of the Company's business (subject to the supervision and control of the Board of Directors), including employees, agents an other Persons who may be designated as officers of the Company. Any number of offices may be held by the same person. In its discretion, the Board of Directors may choose not to fill any office for any period as it may deem advisable. Officers need not be residents of the State of Delaware or Members. Any officers so designated shall have such authority and perform such duties as the Board of Directors may, from time to time, delegate to them by written resolution of the Board of Directors. The Board of Directors may assign titles to particular officers. Each officer shall hold office until he or she shall resign or shall have been removed in the manner hereinafter provided. The salaries or other compensation, if any, of the officers of the Company shall be fixed from time to time by the Board of Directors.

                           5.1.11.2. Any officer may resign as such at any time.
Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board of Directors. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such, either with or without cause at any time by the Board of Directors. Designation of an officer shall not of itself create any contractual rights or employment rights.

                           5.1.11.3. The officers, in the performance of their
duties as such, shall owe to the Company duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its shareholders under the laws of the State of Delaware.

                           5.1.11.4. The Board of Directors hereby appoints
Steven R. Tetreault as President of the Company and Thomas Corley as Senior Financial Officer of the Company. All other offices shall remain vacant until filled by the Board of Directors. The President shall be chief executive officer of the Company. Subject only to the authority of the Board of Directors, the President shall have general charge and supervision over, and responsibility for, the business and affairs of the Company. Unless otherwise directed by the Board of Directors, all other officers shall be subject to the authority and supervision of the President. The President may enter into and execute in the name of the Company contracts or other instruments in the regular course of business or contracts or other instruments not in the regular course of business which are authorized, either generally or specifically, by the Board of Directors. The President shall have the power and duties of management usually vested in the office of president of a business corporation. The Senior Financial Officer shall have the duties and responsibilities customarily assigned to a treasurer of a corporation.

                           5.1.12. INSURANCE. The Company shall maintain such
general property and liability insurance as is determined by theBoard of Directors, consistent with industry practice.

         5.2. MEETINGS OF AND VOTING BY MEMBERS.

                  5.2.1. An annual meeting of Members shall be held each year on a date selected by the Board of Directors to elect the Representatives. Annual meetings of Members shall be held at the Company's principal place of business or at any other place designated by the Board of Directors.

                  5.2.2. A special meeting of the Members may be called at any time by the Board of Directors or by those Members holding at least twenty-five percent (25%) of the Percentages then held by Members. Special meetings of Members shall be held at the Company's principal place of business or at any other place designated by the Board of Directors.

                  5.2.3. Not less than ten (10) nor more than sixty (60) days before each meeting, the Board of Directors shall give written notice of the meeting to each Member entitled to vote at the meeting. The notice shall state the time, place, and purpose of the meeting. Notwithstanding the foregoing provisions, each Member who is entitled to notice waives notice if before or after the meeting the Member signs a waiver of the Notice which is filed with the records of Members meetings, or is present at the meeting in person or by proxy. Unless this Agreement provides otherwise, at a meeting of Members, the presence in person or by proxy of Members holding not less than fifty-one percent (51%) of the Percentages then held by Members constitutes a quorum. A Member may vote either in person or by written proxy signed by the Member or by his duly authorized attorney in fact.

                  5.2.4. Except as otherwise provided in this Agreement, wherever this Agreement requires the approval of the Members, the affirmative vote of members holding fifty-one percent (51%) or more of the Percentages then held by Members shall be required to approve the matter.

                  5.2.5. In lieu of holding a meeting, the Members may vote or otherwise take action by a written instrument indicating the consent of Members holding at least fifty-one percent (51%) of the Percentages then held by Members.

         5.3. PERSONAL SERVICES.

                  5.3.1. No Member shall be required to perform services for the Company solely by virtue of being a Member. Unless approved by the Board of Directors or as otherwise set forth in a written agreement between the Company and the Member, no Member shall perform services for the Company or be entitled to compensation for services performed for the Company.

         5.4. DUTIES OF PARTIES.

                  5.4.1. The Board of Directors shall devote such time to the business and affairs of the Company as is necessary to carry out the duties of the Board of Directors set forth in this Agreement.

                  5.4.2. Each Member understands and acknowledges that the conduct of the Company's business may involve business dealings and undertakings with Members and their Affiliates. In any of those cases, those dealings and undertakings shall be at arm's length and on commercially reasonable terms.

         5.5. LIABILITY AND INDEMNIFICATION.

                  5.5.1. Each Person who at any time shall be, or shall have been, a Representative or officer of the Company, or any Person who, while a Member, Representative, officer, employee or agent of the Company, is or was serving at the request of the Company as a member, manager, director, officer, partner, employee or agent of another entity, shall be indemnified by the Company as and to the fullest extent permitted by the provisions of Delaware law or any successor statutory provisions, as from time to time amended. The foregoing right of indemnification shall not be deemed exclusive of any other rights to which one to be indemnified may be entitled as a matter of law or under this Agreement, any other agreement, or by determination of the Board of Directors, both as to any action in an official capacity and as to action in another capacity while holding such office. Any repeal of this Section 5.5.1 shall be prospective only, and shall not adversely affect any right of indemnification existing at the time of such repeal or modification or thereafter arising as a result of acts or omissions prior to the time of such repeal or modification. Notwithstanding the foregoing or any provision herein to the contrary, no indemnification shall be provided, and the indemnification rights contained in the provisions of this Section 5.5 shall not apply, with respect to any conduct or action by any Person that constitutes insubordination, misconduct, dereliction of duty, a violation of law or Company policies, breach of fiduciary duty, or acts against the Company's interests.

                  5.5.2. Without limiting the provisions of Section 5.5.1, subject to Section 5.5.4, the Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a Representative, officer, employee or agent of the Company, or is or was serving at the request of the Company as a member, manager, director, officer, partner, employee or agent of another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                  5.5.3. Without limiting the provisions of Section 5.5.1, subject to Section 5.5.4, the Company shall indemnify any Person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a Representative or an officer of the Company, or is or was serving at the request of the Company as a member, manager, director, officer, partner, employee or agent of another entity, against expenses (including attorneys' fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

                  5.5.4. Any indemnification under this Section 5.5 (unless ordered by a court) shall be made by the Company as permitted by Delaware law or as authorized in the specific case upon a determination that indemnification is proper in the circumstances because it is permitted under Delaware law or the applicable standards of conduct set forth in Section 5.5.2 or Section 5.5.3, as the case may be, have been met.

                  5.5.5. INSURANCE. The Company may purchase and maintain insurance on behalf of any individual who is or was a Member, Representative, officer, employee or agent of the Company, or is or was serving at the request of the Company as a Member, Representative, officer, employee or agent of the Company against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the Company would have the power or the obligation to indemnify him or her against such liability under the provisions of this Section 5.5.

         5.6. PREEMPTIVE RIGHT. The Company hereby grants to Calton, Inc. the preemptive right to acquire additional Interests in the Company in the amount necessary to maintain its Percentage in the Company if and whenever the Company proposes to sell additional Interests in the Company. In the event the Company proposes to sell additional Interests, it shall give Calton, Inc. written notice of its intention, describing the general terms upon which the Company proposes to sell the additional Interests, including the names of the proposed additional Interest Holders. Calton, Inc. shall have fifteen (15) days from the date of receipt of any such notice to agree to contribute (subject to receipt of any final prospectus in compliance with the Securities Act) the amount of capital necessary to maintain its Percentage; provided, that Calton may condition any such agreement upon approval by its board of directors at its next meeting, though in no event more than thirty (30) days after the date of such agreement. In the event Calton, Inc. fails to exercise the preemptive right set forth herein, the Company may sell the additional Interests as described in the notice. In the event the Company has not completed the sale of the additional Interests prior to one hundred twenty (120) days after the delivery of the notice to Calton, Inc. in respect of such sale, the Company shall not thereafter sell any additional Interests without first offering such Interests to Calton, Inc. in the manner provided above. The preemptive right set forth herein is not assignable except that it may be assigned by Calton, Inc. to a majority-owned Affiliate of Calton, Inc. Calton, Inc. may exercise this preemptive right with respect to all or any portion of the Interests Offered.

                                   SECTION VI

                TRANSFERS OF INTERESTS AND WITHDRAWALS OF MEMBERS

         6.1. TRANSFERS.

                  6.1.1. No Person may Transfer all or any portion of or any interest or rights in the Person's Membership Rights or Interest unless the following conditions ("Conditions of Transfer") are satisfied:

                           6.1.1.1. the Transfer will not require registration
of Interests or Membership Rights under any federal or state securities laws;

                           6.1.1.2. the transferee delivers to the Company a
written instrument agreeing to be bound by the terms of Section VI of this Agreement;

                           6.1.1.3. the Transfer will not result in the
termination of the Company pursuant to Code Section 708;

                           6.1.1.4. the Transfer will not result in the Company
being subject to the Investment Company Act of 1940, as amended;

                           6.1.1.5. the transferor or the transferee delivers
the following information to the Company: (i) the transferee's taxpayer identification number; and (ii) the transferee's initial tax basis in the Transferred Interest; and

                           6.1.1.6. The transferor complies with the provisions
set forth in Section 6.1.4., except that any Transfer from Calton, Inc. to any of its majority owned Affiliates need not comply with the provisions set forth in Section 6.1.4.

                  6.1.2. If the Conditions of Transfer are satisfied, then a Member or Interest Holder may Transfer all or any portion of that Person's Interest. The Transfer of an Interest pursuant to this Section 6.1 shall not result, however, in the Transfer of any of the transferor's other Membership Rights, if any, and the transferee of the Interest shall have no right to: (i) become a Member; or (ii) exercise any Membership Rights other than those specifically pertaining to the ownership of an Interest.

                  6.1.3. Each Member hereby acknowledges the reasonableness of the prohibition contained in this Section 6.1 in view of the purposes of the Company and the relationship of the Members. The Transfer of any Membership Rights or Interests in violation of the prohibition contained in this Section
6.1 shall be invalid, null and void, and of no force or effect. Any Person to whom Membership Rights are attempted to be transferred in violation of this Section shall not be entitled to vote on matters coming before the Members, participate in the management of the Company, receive distributions from the Company or have any other rights in or with respect to the Membership Rights.

                  6.1.4. RIGHTS OF FIRST AND SECOND OFFER.

                           6.1.4.1. If an Interest Holder (a "Transferor")
desires to Transfer all or any portion of, or any interest or rights in, the Transferor's Interest (the "Transferor Interest"), the Transferor shall provide each other Interest Holder (each a "Remaining Interest Holder and, collectively, the "Remaining Interest Holders) and the Company with written notice of such desire (the "Transfer Notice"). The Transfer Notice shall describe the Transferor Interest, identify the proposed transferee and state the proposed purchase price. Such Transfer Notice shall also contain the Transferor's warranty that the Transferor is acting in good faith and that the information contained in the Transfer Notice is correct to the best of the Transferor's knowledge. Upon receipt of the Transfer Notice, the Remaining Interest Holders shall have the option to purchase (at the price set forth in the Transfer Notice) all or any portion of the Transferor Interest. Each Remaining Interest Holder desiring to purchase all or any portion of the Transferor Interest shall provide the Transferor with written notice of such desire (which notice shall set forth the portion of the Transferor Interest which such Remaining Interest Holder desires to purchase and if such Remaining Interest Holder is a Member, the Percentage then held by such Remaining Interest Holder) within ten (10) days of receipt of the Transfer Notice. Upon expiration of such ten day period, the Transferor shall determine (pursuant to Section 6.1.4.2. below) the portion of the Transferor Interest which may be purchased by the Remaining Interest Holders electing to purchase all or a portion of the Transferor Interest (collectively the "Remaining Purchasing Interest Holders" and, individually, a "Remaining Purchasing Interest Holder") and deliver to each Remaining Purchasing Interest Holder written notice setting forth the portion of the Transferor Interest which each such Interest Holder may purchase, the purchase price and a closing date for such purchase.

                           6.1.4.2. The portion of the Transferor Interest which
a Remaining Purchasing Interest Holder shall be entitled to purchase shall be determined by multiplying the percentage represented by the Transferor Interest by a fraction, the numerator of which shall be equal to the Percentage held by the Remaining Purchasing Interest Holder as a Member and the denominator of which shall be equal to the Percentage held by all of the Remaining Purchasing Interest Holders who are Members.

                           6.1.4.3. If the Remaining Purchasing Interest Holders
purchase less than all of the Transferor Interest, the Transferor shall promptly provide the Company with written notice of that portion of the Transferor Interest remaining available for purchase. The Company shall then have the option of purchasing such remaining portion of the Transferor Interest at the price set forth in the Transfer Notice. To exercise its option, the Company must provide written notice of the portion of the Transferor Interest the Company desires to purchase to the Transferor within ten (10) days of receipt of the notice from the Transferor regarding the availability of a portion of the Transferor Interest for purchase.

                           6.1.4.4. Any closing pursuant to this Section 6.1.4.
shall take place within thirty (30) days of delivery of the Transferor Notice. The closing on any purchase pursuant to Section 6.1.4.3 shall take place either contemporaneously with or as soon after the completion of any closing pursuant to Section 6.1.4.1 as is practicable, which date shall in no event be later than forty-five (45) days after the delivery of the Transferor Notice.

                           6.1.4.5. In the event that all of the Transferor
Interest is not purchased either by Remaining Interest Holders or the Company, then the Transferor may make a bona fide Transfer of the remaining portion of such Transferor Interest, subject to the terms, conditions, and restrictions of this Agreement, to the prospective purchaser named in the Transferor Notice, such Transfer to be made only in strict accordance with the terms therein stated and only for a period of ninety (90) days following the completion of any closing pursuant to Sections 6.1.4.1 or 6.1.4.3 (the "Free Transfer Period"). The prospective purchaser who acquires any portion of the Transferor Interest pursuant to this Section 6.1.4.5 shall hold such portion subject to all the terms, conditions, and restrictions of this Agreement. However, if the Transferor shall fail to make such Transfer within the ninety (90) day period provided for hereinabove, all such Interests not Transferred shall again become subject to the terms and conditions of this Agreement.

                           6.1.4.6. Any Transfer of any portion of the
Transferor Interest made after the last day of the Free Transfer Period or without strict compliance with the terms, provisions and conditions of Section
6.1.4 and the other terms, provisions, and conditions of this Agreement, shall be null, void, and of no force or effect.

                  6.1.5. TAG-ALONG RIGHTS. In the event that (i) Interest Holders holding a majority of the Percentages then held by Members (hereinafter the "Majority Interest Holders") elect to Transfer all of the Interests that they hold to a third party purchaser, and (ii) neither the Company nor any of the Interest Holders holding the remaining minority of the Percentages then held by Members (each a "Minority Interest Holder" and collectively, the "Minority Interest Holders") exercise their rights to acquire such Interests pursuant to
Section 6.1.4 of this Agreement, then, if any of the Minority Interest Holders shall so direct in writing to the Majority Interest Holders, the Majority Interest Holders shall, as a condition of the Transfer of their Interests to the prospective purchaser, require that the prospective purchaser purchase from the Minority Interest Holders providing such notice all of the Interests in the Company then held by such Minority Interest Holders, on the same terms and conditions as are applicable to the prospective purchase of the Interests from the Majority Interest Holders. Written notice of the Interest Holder's rights under this Section 6.1.5 shall be provided to the Majority Interest Holders within ten (10) days of the expiration of the options granted to the Remaining Interest Holders pursuant to Section 6.1.4.

         6.2. VOLUNTARY WITHDRAWAL. No Member shall have the right or power to effect a voluntarily withdrawal from the Company.

         6.3. EFFECT OF STATUTORY EVENT. THE OCCURRENCE OF A STATUTORY EVENT SHALL NOT, UNLESS OTHERWISE MANDATED BY APPLICABLE LAW, CAUSE A MEMBER TO CEASE TO BE A MEMBER.

                                  SECTION VII

            DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE COMPANY

         7.1. EVENTS OF DISSOLUTION. The Company shall be dissolved upon the happening of any of the following events:

                  7.1.1. upon the unanimous written agreement of all of the Members;

                  7.1.2. upon the entry of a decree of judicial dissolution under the Act;

                  7.1.3. the determination of the Board of Directors to dissolve the Company.

         7.2. PROCEDURE FOR WINDING UP. If the Company is dissolved, the Board of Directors shall wind up its affairs. On winding up of the Company, the assets of the Company shall be distributed as follows:

         first, to creditors, including Members who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company, other than liabilities for which reasonable provision has been made and liabilities of the type referred to in the next two paragraphs;

         second, those amounts deemed necessary by the Board of Directors for any contingent liabilities or obligations of the Company will be set aside as a reserve for contingent liabilities to be distributed at such time and in such manner hereunder as the Board of Directors will determine in its sole discretion;

         third, to Interest Holders and former Members who have received a Withdrawal Notice pursuant to Section 6.4.2, for unpaid distributions to which they become entitled prior to dissolution or withdrawal, as applicable;

         fourth, to Interest Holders and Members who have received a Withdrawal Notice pursuant to 6.4.2 but not yet received the Withdrawal Purchase Price; and

         fifth to Interest Holders in proportion to their remaining Capital Account balances after taking into account all contributions, distributions and allocations for all periods.

         7.3. FILING OF A CERTIFICATE OF CANCELLATION. If the Company is dissolved, the appropriate officers of the Company shall promptly file a certificate of cancellation with the Secretary of State and take such other actions as may be necessary to terminate the Company.

                                  SECTION VIII

                  BOOKS, RECORDS, ACCOUNTING, AND TAX ELECTIONS

         8.1. BANK ACCOUNTS. All funds of the Company shall be deposited in a bank account or accounts opened in the Company's name. The President, subject to the review and approval of the Board of Directors, shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

         8.2. BOOKS AND RECORDS.

                  8.2.1. The Senior Financial Officer of the Company shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company's business. The records shall include, but not be limited to: (i) complete and accurate information regarding the state of the business and financial condition of the Company; (ii) a copy of the certificate of formation and operating agreement, all amendments to the certificate of formation and operating agreement, and all executed copies of any written powers of attorney pursuant to which the operating agreement, any certificate, and all amendments thereto have been executed; (iii) a current list of the names and last known business, residence, or mailing addresses of all Members and the dates they became Members; (iv) the Company's federal, state, and local tax returns; (v) any Certificate of Agreed Value; and (vi) true and full information regarding the amount of cash, and a description and statement of the agreed value of any other property or services, contributed by each Member and which each Member has agreed to contribute in the future.

                  8.2.2. The books and records shall be maintained in accordance with sound accounting practices and shall be available at the Company's principal office for examination by any Member or the Member's duly authorized representative at any and all reasonable times during normal business hours.

                  8.2.3. Any request for information shall be in writing, and shall state the purpose therefor. Each Member shall reimburse the Company for all costs and expenses incurred by the Company in connection with the Member's inspection and copying of the Company's books and records.

         8.3. ANNUAL ACCOUNTING PERIOD. The annual accounting period of the Company shall be its taxable year. The Company's taxable year shall be selected by Calton, Inc., subject to the requirements and limitations of the Code. The Company's independent certified public accountants shall be selected by Calton, Inc.

         8.4. REPORTS.

                  8.4.1. ANNUAL REPORTS. The Senior Financial Officer of the Company shall cause to be delivered to each Member, within twenty (20) days after the end of each fiscal year, an annual report containing a balance sheet as of the end of the Company's fiscal year and statements of income, Member's equity and cash flows for the year then ended, each of which shall be audited by independent certified public accountants, as selected pursuant to Section 8.3 hereof.

                  8.4.2. QUARTERLY REPORTS. Within fifteen (15) days after the end of each quarter of each fiscal year, the Senior Financial Officer of the Company shall cause to be delivered to each Member a quarterly report containing a balance sheet as of the end of such quarter and a statement of income for such quarter, each of which may be unaudited but which shall be certified by the Senior Financial Officer of the Company as fairly presenting the financial position of the Company at the end of such quarter and results of operations of the Company for such quarter and as having been prepared in accordance with the accounting methods followed by the Company for federal income tax purposes and otherwise in accordance with GAAP applied on a basis substantially consistent with that of the Company's audited financial statements (subject to normal year end adjustments).

                  8.4.3. MONTHLY REPORTS. Within twenty (20) days after the end of each month of each fiscal year, the Senior Financial Officer of the Company shall cause to be delivered to each Member a monthly report containing a balance sheet as of the end of such month and a statement of income for such month, each of which may be unaudited but which shall be certified by the Senior Financial Officer of the Company as fairly presenting the financial position of the Company at the end of such month and results of operations of the Company for such month and as having been prepared in accordance with the accounting methods followed by the Company for federal income tax purposes and otherwise in accordance with GAAP applied on a basis substantially consistent with that of the Company's audited financial statements (subject to normal year end adjustments).

                  8.4.4. TAX INFORMATION. Within one-hundred-twenty (120) days of the end of each fiscal year, the Senior Financial Officer of the Company will cause to be delivered to each Member all information necessary for the preparation of such Member's federal income tax returns, including a statement showing such Member's share of income, gains, losses, deductions and credits for such year for federal income tax purposes and the amount of any distributions made to or for the account of such Member pursuant to this Agreement.

         8.5. TAX MATTERS PARTNER. Taytrowe Van Fechtmann World Companies, Inc. shall be the tax matters partner for the Company ("Tax Matters Partner"). The Tax Matters Partner shall have all powers and responsibilities provided in Code
Section 6221, ET SEQ. The Tax Matters Partner shall keep all Members informed of all notices from government authorities which may come to the attention of the Tax Matters Partner. The Company shall pay and be responsible for all reasonable third-party costs and expenses incurred by the Tax Matters Partner in performing those duties. A Member shall be responsible for any costs incurred by the Member with respect to any tax audit or tax-related administrative or judicial proceeding against any Member, even though it relates to the Company. The Tax Matters Partner shall not compromise any dispute with the Internal Revenue Service without the approval of the Members.

         8.6. TAX ELECTIONS. The Tax Matters Partner shall have the authority to make all Company elections permitted under the Code that the Board of Directors deems necessary or advisable, including, without limitation, elections of methods of depreciation and elections under Code Section 754. The decision to make or not make an election shall be reserved to the Board of Directors.

                                   SECTION IX

                               GENERAL PROVISIONS

         9.1. ASSURANCES. Each Member shall execute all such certificates and other documents and shall do all such filing, recording, publishing and other acts as the Board of Directors deems appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.

         9.2. NOTIFICATIONS. Any notice, demand, consent, election, offer, approval, request, or other communication (collectively a "Notice") required or permitted under this Agreement must be in writing and either delivered personally or sent by overnight courier service of national reputation, or by certified or registered mail, postage prepaid, return receipt requested. Any Notice to be given hereunder by the Company shall be given by the Board of

Directors. A Notice addressed to an Interest Holder, a Member, or a Representative must be addressed to the Interest Holder, Member, or Representative at such person or entity's last known address on the records of the Company. A Notice to the Company must be addressed to the Company's principal office. A Notice delivered personally will be deemed given only when acknowledged in writing by the person to whom it is delivered. A Notice that is sent by overnight courier service of national reputation will be deemed given the day after it is accepted by such service in good order for delivery the next day. A Notice that is sent by mail will be deemed given three (3) business days after it is mailed. Any party may designate, by Notice to all of the others, a substitute address or addressees for Notices; and, thereafter, Notices to such party are to be directed to such substitute address or addressees.

         9.3. SPECIFIC PERFORMANCE. The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to remedy fully the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party who may be injured (in addition to any other remedies which may be available to that party) shall be entitled to one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.

         9.4. START-UP RIGHT OF FIRST REFUSAL. In the event that the Company or any Member other than Calton, Inc. (a "Non-Calton Party") decides to form any type of entity for any purpose (hereinafter a "Start-Up") and the capital contribution to such Start Up will not be provided exclusively by the Company, the Company and/or any Non-Calton Party, as the case may be, shall offer Calton, Inc. in writing the opportunity to invest its capital in such Start-Up. The Company and the Non-Calton Party agree that they shall provide Calton, Inc. with copies of such business plans, copyrights, patents, trademarks, licenses, agreements and other documents as Calton, Inc. shall require to properly evaluate an investment in any Start-Up. The Company and the Non-Calton Party further agree that they shall not solicit or accept any other potential investors in such Start-Up unless and until Calton, Inc. shall have notified them in writing that it either (a) decided not to invest in the Start-Up or (b) decided to invest in the Start-Up but would be unable to provide all of the capital desired. The right of first refusal granted under this Section 9.4 to Calton, Inc. shall expire with respect to an offered opportunity if Calton, Inc. does not provide written Notice of its intent to accept the opportunity within thirty (30) days of the receipt by Calton, Inc. of the written offer.

         9.5. COMPLETE AGREEMENT. This Agreement, including the exhibits and attachments hereto, constitutes the complete and exclusive statement of the agreement among the Members, and supersedes all prior written and oral statements, including any prior representation, statement, condition, or warranty. Except as expressly provided otherwise herein, this Agreement may not be amended without the written consent of all of the Members.

         9.6. APPLICABLE LAW. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, excluding the law of conflicts, of the State of Delaware.

         9.7. HEADINGS. The headings herein are inserted as a matter of convenience only, and do not define or limit the scope of this Agreement or the intent of the provisions hereof.

         9.8. BINDING PROVISIONS. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective, successors and permitted assigns.

         9.9. SEVERABILITY OF PROVISIONS. Each provision of this Agreement shall be considered severable; and if, for any reason any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or otherwise affect those portions of this Agreement which are valid.

         9.10. ESTOPPEL CERTIFICATE. Each Member shall, within ten (10) days after receipt of a written request by any Member, deliver to the requesting Member a certificate stating, to the Member's knowledge, that: (a) this Agreement is in full force and effect; (b) this Agreement has not been modified except by any instrument or instruments identified in the certificate; and (c) there is no default hereunder by the requesting Member, or if there is a default, the nature and extent thereof. If such certificate is not received within the aforesaid ten (10) day period, the Board of Directors shall cause the execution and delivery of the certificate on behalf of the requested Member, without qualification, pursuant to the power of attorney granted in Section 5.6.

         9.11. COUNTERPARTS. This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

                                   TAYTROWE VAN FECHTMANN WORLD COMPANIES, INC.


                                    By:
                                       ----------------------------------
                                        Name:    Steven R. Tetreault
                                        Title:   President



                                    CALTON, INC.



                                    By:
                                       ----------------------------------
                                         Name:    Anthony J. Caldarone
                                         Title:   President



                                    3DTHINK, INC.



                                    By:
                                       ----------------------------------
                                         Name:
                                         Title:

                                    EXHIBIT A

                          PRIVILEGEONE NETWORKS, L.L.C.
                               OPERATING AGREEMENT

                    LIST OF MEMBERS, CAPITAL, AND PERCENTAGES


                Name and Address                          Capital Contribution                        Percentage
                ----------------                          --------------------                        ----------
Taytrowe Van Fechtmann World Companies, Inc.                   $34,179.66                               37%
20 Fry Pond Road
West Greenwich, RI  02817
(Taxpayer I.D. No.: 05-0504889)

Calton, Inc.                                                   $35,103.43                               38%
125 Half Mile Road
Suite 206
Red Bank, NJ  07701-6749
(Taxpayer I.D. No.: 22-243361)

3D THINK, INC.                                                 $23,094.37                               25%
20 Fry Pond Road
West Greenwich, RI  02817
(Taxpayer I.D. No.: 05-0511869)

                                    EXHIBIT B

                            CERTIFICATE OF FORMATION

                                       OF

                          PRIVILEGEONE NETWORKS, L.L.C.

                                    [Omitted]

                                    EXHIBIT C

                        EXECUTIVE INCENTIVE PAY SCHEDULE

                                    [Omitted]